                                                               EXHIBIT 99.(a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             PrimeSource Corporation
                                       at
                              $10.00 Net Per Share
                                       by
                              FPF Acquisition Corp.
                     an indirect wholly-owned subsidiary of
                          Fuji Photo Film U.S.A., Inc.

                 The Offer and Withdrawal Rights will expire at
                       12:00 midnight, New York City time,
           on Tuesday, October 9, 2001, unless the Offer is extended.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 4, 2001 (the "Merger Agreement"), among Fuji Photo Film U.S.A., Inc. ("Fuji"), Enovation Graphic Systems, Inc. ("Enovation"), a wholly-owned subsidiary of Fuji, FPF Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of Enovation, and PrimeSource Corporation (the "Company"). The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the Company's shareholders and recommends that the Company's shareholders tender their shares in the Offer.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of common stock of PrimeSource that represents, together with any shares beneficially owned by Fuji or Purchaser, at least 80% of the then outstanding shares of common stock of the Company and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Offer is also subject to other conditions. See "The Offer-- Conditions to the Offer."

                            ------------------------

                                    IMPORTANT

   If you are a shareholder of the Company and wish to tender your shares in the Offer, you must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that person if you wish to tender your shares.

   If you wish to tender your shares and cannot deliver certificates representing your shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your shares pursuant to the guaranteed delivery procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

   Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent") or Bear, Stearns & Co. Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                      The Dealer Manager for the Offer is:

                            Bear, Stearns & Co. Inc.

September 11, 2001

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SUMMARY TERM SHEET ......................................................      1
INTRODUCTION ............................................................      4
THE OFFER ...............................................................      5
  Terms of the Offer.....................................................      5
  Acceptance for Payment and Payment for Shares..........................      7
  Procedures for Accepting the Offer and Tendering Shares................      8
  Withdrawal Rights......................................................     11
  Certain United States Federal Income Tax Consequences..................     11
  Price Range of Shares; Dividends.......................................     13
  Certain Information Concerning the Company.............................     13
  Certain Effects of the Offer...........................................     15
  Certain Information Concerning the Fuji Companies......................     16
  Source and Amount of Funds.............................................     17
  Background of the Offer................................................     17
  Purpose and Structure of the Offer and the Merger......................     20
  Plans for the Company..................................................     20
  The Merger Agreement...................................................     21
  Dissenters Rights......................................................     28
  Confidentiality Agreement..............................................     28
  Employment Agreement...................................................     29
  Conditions to the Offer................................................     29
  Certain Legal Matters; Regulatory Approvals............................     30
  Fees and Expenses......................................................     33
  Miscellaneous..........................................................     34
SCHEDULE I Directors and Executive Officers of the Fuji Companies .......    I-1

                               SUMMARY TERM SHEET

   Fuji Photo Film U.S.A., Inc., through its indirect wholly-owned subsidiary, FPF Acquisition Corp., is offering to purchase all of the outstanding common stock of PrimeSource Corporation for $10.00 per share in cash. The following are some of the questions you, as a shareholder of PrimeSource, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

   We are Fuji Photo Film U.S.A., Inc., a New York corporation, and through our indirect wholly-owned subsidiary, FPF Acquisition Corp., a Pennsylvania corporation, we are offering to purchase all of the outstanding common stock of PrimeSource. FPF Acquisition was formed for the purpose of making this tender offer and engaging in the subsequent merger with PrimeSource and is a wholly-owned subsidiary of Enovation Graphic Systems, Inc., or Enovation, a Delaware corporation, which was recently formed to serve as a holding company for subsidiaries engaged in the distribution of graphic arts and printing systems products, including such products manufactured by us and our affiliates. We, Enovation and FPF Acquisition are each wholly-owned subsidiaries of FUJIFILM America, Inc., or Fuji America, a Delaware corporation, which is the principal United States holding company for the various U.S. operating subsidiaries of Fuji Photo Film Co., Ltd., or Fuji Japan, a publicly-owned Japanese corporation. See "Introduction" and "The Offer--Certain Information Concerning the Fuji Companies."

What are the classes and amounts of securities sought in the offer?

   We are seeking to purchase all of the outstanding shares of common stock of PrimeSource. See "Introduction" and "The Offer--Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

   We are offering to pay the price of $10.00 per share, net to you, in cash, without interest. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Offer--Terms of the Offer."

Do you have the financial resources to make payment?

   Fuji Japan plans to use its and its subsidiaries' available cash and cash equivalents to provide FPF Acquisition with sufficient funds to purchase shares tendered to us in the offer and to complete the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See "The Offer--Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because:

   o the form of payment consists solely of cash,

   o the offer is not conditioned on our ability to obtain financing, and

   o if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

   See "The Offer--Certain Information Concerning the Fuji Companies" and "The Offer--Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, New York City time, on Tuesday, October 9, 2001, to decide whether to tender your shares in the offer, unless we decide to extend the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in this Offer to Purchase. See "The Offer--Terms of the Offer--Expiration Date" and "The Offer--Procedures for Accepting the Offer and Tendering Shares."

What are the most significant conditions to the offer?

   We are not obligated to purchase any shares in the offer unless:

   o the number of shares tendered in the offer, when added to any shares then owned by us, Enovation or FPF Acquisition, represents at least 80% of the shares of common stock of PrimeSource outstanding on the expiration date of the offer. We calculate the minimum number of shares to be approximately 5,086,245 assuming none of the outstanding employee stock options are exercised. There are presently outstanding options to purchase an aggregate of 486,621 shares with exercise prices less than $10.00 per share. If all of such options are exercised, the minimum number of shares would be approximately 5,475,542; and

   o the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

   The offer is also subject to a number of other conditions. See "The Offer--Conditions to the Offer."

How do I tender my shares?

   If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, you must instruct your nominee to tender the shares. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender offer to be valid, however, the depositary must receive the missing items within that three day period. See "The Offer--Procedures for Accepting the Offer and Tendering Shares."

How do I withdraw previously tendered shares?

   To withdraw shares, you must deliver a properly executed written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "The Offer--Withdrawal Rights."

Until what time can I withdraw previously tendered shares?

   You can withdraw shares at any time until the offer has expired. See "The Offer--Withdrawal Rights."

Is there an agreement governing the offer?

   Yes. We, Enovation, FPF Acquisition and PrimeSource have entered into a merger agreement dated as of September 4, 2001. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of FPF Acquisition into PrimeSource following the offer. See "The Offer--The Merger Agreement."

What does the board of directors of PrimeSource think of the offer?

   The board of directors of PrimeSource has unanimously determined that the offer and the merger are fair to and in the best interests of the shareholders of PrimeSource, and recommends that PrimeSource shareholders tender their shares in the offer. See "Introduction."

If a majority of the shares are tendered and accepted for payment, will PrimeSource continue as a public company?

   No. Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, PrimeSource will be privately owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that PrimeSource's common stock will no longer be eligible to be traded through the Nasdaq National Market, there may not be a public trading market for PrimeSource's stock, and PrimeSource may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "The Offer--Certain Effects of the Offer."

Will the offer be followed by a merger if all PrimeSource shares are not tendered in the offer?

   Yes. If the offer is consummated, we, Enovation and PrimeSource plan to merge FPF Acquisition into PrimeSource. The merger is subject to conditions, including:

   o if required, PrimeSource shareholders shall have approved the merger;

   o no court or governmental entity shall have enacted or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes the merger illegal; and

   o the receipt of regulatory approvals, including the expiration or termination of the waiting period under the HSR Act.

   See "The Offer--Certain Effects of the Offer," "The Offer--Purpose and Structure of the Offer," "The Offer--Plans for the Company" and "The Offer--The Merger Agreement."

If I decide not to tender, how will the offer affect my shares?

   If the merger described above takes place, shareholders who have not tendered in the offer and do not exercise dissenters rights will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that if you tender your shares into the offer, you will be paid earlier and will not have dissenters rights. However, even if the merger does not take place, the number of shareholders and shares of PrimeSource that are still in the hands of the public may be so small that there no longer will be an active public trading market or, possibly, any public trading market, for PrimeSource's common stock. Also, as described above, PrimeSource may cease making filings with the Securities and Exchange Commission or may no longer be required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "The Offer--Certain Effects of the Offer."

What is the market value of my shares as of a recent date?

   On August 30, 2001, the last full trading day before PrimeSource announced that it was engaged in negotiations to be acquired by us at a cash price of $10.00 per share of PrimeSource common stock, the last sale price of PrimeSource's common stock reported on the Nasdaq National Market was $5.60 per share. On September 10, 2001, the last full trading day before the date of this offer to purchase, the last sale price of PrimeSource's common stock was $9.92 per share. We advise you to obtain a recent quotation for shares of PrimeSource's common stock in deciding whether to tender your shares. See "The Offer--Price Range of Shares; Dividends."

Who can I talk to if I have questions about the offer?

   You can call either the Information Agent, D.F. King & Co., Inc., at (800) 207-3158 (toll free) or the Dealer Manager, Bear, Stearns & Co. Inc., at (877) 652-6039 (toll free) with any questions you may have.

To the Holders of Shares of Common Stock of PrimeSource Corporation:

                                  INTRODUCTION

   FPF Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly-owned subsidiary of Enovation Graphic Systems, Inc., a Delaware corporation ("Enovation"), which is a wholly-owned subsidiary of Fuji Photo Film U.S.A., Inc., a New York corporation ("Fuji"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of PrimeSource Corporation, a Pennsylvania corporation (the "Company"), and the associated rights to purchase shares (the "Rights") issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001, as amended (together, the "Shares"), of the Company at a price of $10.00 per Share, net to the seller in cash and without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 4, 2001 (the "Merger Agreement") among Fuji, Enovation, Purchaser and the Company. The Merger Agreement provides that, following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), which will be wholly-owned by Enovation. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or owned beneficially by Fuji, Enovation or Purchaser or any of Fuji's other subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters rights under the Pennsylvania Business Corporation Law (the "PBCL")), will be converted into the right to receive the per Share price paid in the Offer, in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "The Offer--The Merger Agreement," which also contains a discussion of the treatment of stock options.

   Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Fuji, Enovation or Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. as dealer manager ("Bear Stearns" or the "Dealer Manager"), American Stock Transfer & Trust Company, as depositary (the "Depositary"), and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer.

   The Board of Directors of the Company (the "Company Board") has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares in the Offer.

   Berwind Financial, L.P. ("Berwind Financial"), the Company's financial advisor, has delivered to the Company Board its written opinion dated September 4, 2001, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares in the Offer and the Merger pursuant to the Merger Agreement are fair from a financial point of view to such holders. The full text of Berwind Financial's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex A to the Company's Solicitation/ Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith. Shareholders are urged to read the full text of such opinion carefully in its entirety.

   The Company has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any Shares then beneficially owned by

Fuji, Enovation or Purchaser, represents at least 80% of the Shares outstanding on the Expiration Date of the Offer (the "Minimum Condition"). The Offer is also conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the satisfaction of certain other conditions. See "The Offer--Conditions to the Offer."

   The Company has advised Fuji that, on August 31, 2001, 6,357,806 Shares were issued and outstanding and 486,621 Shares were subject to issuance upon the exercise of options having exercise prices less than $10.00 per share. Assuming that none of such options are exercised prior to the expiration of the Offer, the Minimum Condition would be satisfied if approximately 5,086,245 Shares (80% of the outstanding Shares as of August 31, 2001) were validly tendered and not withdrawn prior to the expiration of the Offer. If all of such options are exercised prior to the expiration of the Offer, Purchaser believes that the Minimum Condition would be satisfied if approximately 5,475,542 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

   The Merger Agreement provides that upon acceptance for payment of a number of Shares that satisfies the Minimum Condition, Fuji will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board and (2) the percentage that the number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding. The Company has agreed to use its best efforts to cause at least three members of the Company Board who were directors as of the date of the Merger Agreement to remain directors of the Company until the Effective Time. See "The Offer--The Merger Agreement."

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval of the Merger Agreement by the Company's shareholders. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required by applicable law, to cause a meeting of its shareholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Fuji, Enovation and Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See "The Offer--The Merger Agreement."

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                    THE OFFER

Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under "The Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, October 9, 2001, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right in its sole discretion to waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, to increase the price per Share payable in the Offer, to extend the Offer and to make any other changes in the terms and conditions of the Offer, except that Purchaser will not without the prior written consent of the Company (1) decrease the price per Share payable in the Offer, (2) decrease the maximum number of Shares to be purchased in the Offer, (3) except as required by law, impose conditions to the Offer in addition to the conditions set forth in "The Offer--Conditions to the Offer," (4) except as required by law, change the conditions to the Offer in any material respect adverse to the Company, (5) except as required by law, amend any other term of the Offer in a manner adverse to the holders of Shares or (6) change the form of consideration to be paid pursuant to the Offer.

   Purchaser agrees that (a) it shall not terminate or withdraw the Offer or extend the Expiration Date of the Offer unless at the Expiration Date of the Offer, the conditions to the Offer set forth in "The Offer--Conditions to the Offer" shall not have been satisfied or earlier waived and (b) if the conditions to the Offer are not satisfied on any scheduled or extended Expiration Date of the Offer, then if all such conditions are reasonably capable of being satisfied prior to November 30, 2001, Purchaser shall, unless otherwise agreed by the Company, extend the Offer from time to time (each such individual extension not to exceed ten business days from the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond November 30, 2001.

   The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to (a) extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived, and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or any period required by applicable law; provided, however, the Offer may not be extended beyond November 30, 2001 without the consent of the Company; provided, further, however, Purchaser may include a Subsequent Offering Period in the Offer as discussed below.

   If by the Expiration Date, any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

   Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934 (the "Exchange Act"). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under "The Offer--Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. If Purchaser changes the price to be paid or the number of Shares to be purchased in the Offer, the Offer must remain open until the tenth business day from the date that notice of such change is first published, sent or given to shareholders. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders.

   Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

   During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and
(5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Merger Agreement provides that Purchaser may elect to extend the Offer to include a Subsequent Offering Period not to exceed 20 business days following the expiration of the Offer if it satisfies the conditions above. In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the SEC.

   The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

   The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Acceptance for Payment and Payment for Shares

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in "The Offer--Conditions to the Offer," Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See "The Offer--Certain Legal Matters; Regulatory Approvals."

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under "The Offer--Terms of the Offer," the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in "The Offer--Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

   Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Fuji's affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Fuji, Enovation or Purchaser of their obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

Procedures for Accepting the Offer and Tendering Shares

   Valid Tenders. In order for a shareholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry

Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

   Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Procedures does not constitute delivery to the Depositary.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

     (1)  such tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) is received by the Depositary.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and other securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

   To prevent backup federal income tax withholding with respect to payment to shareholders of the purchase price of Shares purchased pursuant to the Offer, each United States holder must provide the Depositary with such shareholder's correct taxpayer identification number or social security number or certify that such shareholder is not subject to backup withholding by completing the substitute Form

W-9 in the Letter of Transmittal. If backup withholding applies to a shareholder, the Depositary is required to withhold 30.5% of any payments made to such shareholder during the 2001 calendar year and 30% of any payments made during the 2002 calendar year. See Instruction 8 of the Letter of Transmittal. If a shareholder is a nonresident alien or foreign entity not subject to backup withholding, the shareholder is urged to give the Depositary a completed W-8BEN (Certificate of Foreign Status) prior to receipt of payment.

Withdrawal Rights

   Except as otherwise provided below, tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 9, 2001 unless theretofore accepted for payment as provided in this Offer to Purchase.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

   If Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

Certain United States Federal Income Tax Consequences

   This summary of the material United States federal income tax consequences of the Offer and the Merger is for general information only and is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a shareholder in light of its particular circumstances or to shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their Shares as part of a straddle or a hedging or conversion transaction and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

   Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

   A United States holder refers to:

   o a citizen or resident of the United States,

   o a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

   o an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

   A Non-United States holder refers to a shareholder that is not a United States holder.

 Tender Offer

   United States Holders. The receipt by a United States holder of cash for Shares pursuant to the Offer will be a taxable transaction under the United States Internal Revenue Code of 1986, as amended (the "Code"). A tendering United States holder will generally recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the Shares tendered pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and will be long term capital gain or loss if the Shares have been held for at least one year. Shareholders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

   A United States holder that tenders Shares may be subject to backup withholding unless it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. If applicable, backup withholding will be imposed at a rate of 30.5% for any payments made during the calendar year ending December 31, 2001 and at a rate of 30% for any payments made during the 2002 calendar year (with the rate being further reduced to 28% by the year 2006). See "Procedures for Accepting the Offer and Tendering Shares--Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the shareholder, provided appropriate information is forwarded to the IRS. A tendering United States holder should complete the Substitute Form W-9 that is included in the Letter of Transmittal.

   Non-United States Holders. A tendering Non-United States holder will generally not be subject to United States federal income tax on a gain realized on a disposition of Shares unless:

   o the gain is effectively connected with a trade or business in the United States of that Non-United States holder,

   o that Non-United States holder is a non-resident alien individual who holds the Shares as a capital asset and who is present in the United States for 183 or more days during the taxable year in which the disposition occurs, or

   o that Non-United States holder is subject to tax under the provisions of the Code on the taxation of United States expatriates.

   Information reporting and backup withholding imposed at the rates described above under "United States Holders" may apply under specified circumstances to cash payments received by a tendering Non-United States Holder unless it certifies as to its foreign status or otherwise establishes an exemption. See "The Offer--Procedures for Accepting the Offer and Tendering Shares--Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of a Non-United States holder, provided appropriate information is forwarded to the IRS. To avoid backup withholding, a tendering Non-United States holder should complete a Form W-8BEN, which may be obtained from the Depositary.

 Merger

   The receipt by a United States holder or Non-United States holder of cash pursuant to the Merger would generally result in federal income tax consequences similar to those described in the relevant portion of the above summary. Shareholders that receive cash pursuant to the Merger are urged to consult their own tax advisors.

Price Range of Shares; Dividends

   The Shares are authorized for quotation on the Nasdaq National Market under the symbol "PSRC." The following table sets forth, for the periods indicated, the high and low sales prices per Share and the amount of cash dividends paid per Share for the periods indicated. Share prices are as reported on the Nasdaq National Market based on published financial sources.


                                                                                       Common Stock
                                                                     High      Low    Cash Dividends
                                                                    ------    -----   --------------
 1999:
 First Quarter..................................................    $ 7.06    $5.25       $ .045
 Second Quarter ................................................    $ 8.12    $4.84       $ .045
 Third Quarter..................................................    $ 8.00    $4.50       $ .045
 Fourth Quarter.................................................    $ 6.50    $4.00       $ .045

 2000:
 First Quarter..................................................    $ 6.84    $5.00       $.0475
 Second Quarter.................................................    $ 5.62    $4.81       $.0475
 Third Quarter..................................................    $ 5.87    $4.00       $.0475
 Fourth Quarter.................................................    $ 5.25    $4.06       $.0475

 2001:
 First Quarter..................................................    $ 5.38    $3.56       $.0475
 Second Quarter.................................................    $ 4.40    $3.75       $.0475
 Third Quarter (through September 10, 2001).....................    $10.10    $3.95       $.0475


   On August 30, 2001, the last full trading day before the Company announced that it was engaged in negotiations to be acquired by Fuji at a cash price of $10.00 per Share, the last sale price per Share on the Nasdaq National Market was $5.60. On September 10, 2001, the last full day of trading before the commencement of the Offer, the last sale price per Share on the Nasdaq National Market was $9.92 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

Certain Information Concerning the Company

   General. The Company's principal offices are located at 4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey 08109. The telephone number of the Company is (856) 488-4888. The Company, a Pennsylvania corporation, was incorporated in 1954.

   The following description of the Company and its business has been taken from the Company's Form 10-K for the year ended December 31, 2000, and is qualified in its entirety by reference to such Form 10-K.

   The Company is a national distributor of machinery and equipment and consumable supplies serving the printing and publishing industry. The Company presently represents over 500 suppliers, provides more than 200,000 line items and has a customer base in excess of 20,000. The Company offers consumables, such as films, plates, blankets, papers and chemistries; scanners, servers, work stations, image setters, computer-to-plate devices and other digital electronic equipment and the applicable software; and press, bindery and other finishing machinery.

   Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024,

Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Fuji has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Fuji takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Fuji.

   Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Fuji's review of the transactions contemplated by the Merger Agreement, the Company provided Fuji with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of total revenues, gross profit, earnings before interest, taxation, depreciation and amortization ("EBITDA") and net income for the Company for the years 2001 through 2004. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                                                     Year Ended December 31,
                                            ------------------------------------------
                                              2001       2002        2003       2004
                                            --------   --------    --------   --------
                                                          (in thousands)
      Total Revenues.....................   $494,363   $504,250    $514,335   $524,665
      Gross Profit.......................   $ 80,617   $ 82,697    $ 84,351   $ 86,038
      EBITDA.............................   $ 13,785   $ 16,841    $ 17,617   $ 17,895
      Net Income.........................   $  3,005   $  4,680    $  5,351   $  5,851


   It is the understanding of Fuji, Enovation and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Fuji, Enovation and Purchaser in connection with their evaluation of a business combination transaction. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Fuji, Enovation and Purchaser that its internal financial forecasts (upon which the projections provided to Fuji, Enovation and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Fuji, Enovation and Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Fuji, Enovation or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Fuji, Enovation, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Fuji, Enovation, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Fuji, Enovation and Purchaser acknowledge that the Private Securities Litigation Reform Act of 1995 does not apply to the information set forth in this Offer to Purchase, including the projections set forth in this section.

Certain Effects of the Offer

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Neither Fuji nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Stock Quotation. The Shares are authorized for quotation on the Nasdaq National Market. According to the published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held were less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly-held Shares were less than $5,000,000, net tangible assets were less than $4,000,000, there were fewer than two registered and active market makers for the Shares and the minimum bid price was less than $1 per share, or (ii) the number of Shares publicly held were less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $15,000,000 and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50,000,000, there were fewer than four registered and active market makers and the minimum bid price was less than $5 per share. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

   If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. According to the Company, as of August 31, 2001, there were 6,357,806 Shares outstanding.

   Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." Fuji, Enovation and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Certain Information Concerning the Fuji Companies

   Fuji is a New York corporation with its principal offices located at 555 Taxter Road, Elmsford, New York 10523. The telephone number of Fuji is (914) 789-8100. Fuji is the indirect wholly-owned U.S. marketing subsidiary of Fuji Photo Film Co., Ltd. ("Fuji Japan") and offers a complete portfolio of imaging and information products, services and e-solutions to retailers, consumers, professionals and business customers.

   Enovation is a Delaware corporation with its principal offices located at 555 Taxter Road, Elmsford, New York 10523, c/o Fuji Photo Film U.S.A., Inc. The telephone number of Enovation is (914) 789-8100. Enovation is a wholly- owned subsidiary of Fuji. Enovation was recently formed to serve as a holding company for subsidiaries engaged in the distribution of graphic arts and printing systems products, including such products manufactured by Fuji Japan and its affiliates. To date, it has not carried on any activities other than in connection with the Merger Agreement and the Offer and in connection with certain other acquisitions as discussed under "The Offer--Background of the Offer."

   Purchaser is a Pennsylvania corporation with its principal offices located at 555 Taxter Road, Elmsford, New York 10523, c/o Fuji Photo Film U.S.A., Inc. The telephone number of Purchaser is (914) 789-8100. Purchaser is a wholly- owned subsidiary of Enovation and an indirect wholly-owned subsidiary of Fuji. Purchaser was recently formed solely for purposes of making this Offer and engaging in the Merger and has not carried on any activities other than in connection with the Merger Agreement and the Offer.

   Fuji is a wholly-owned subsidiary of FUJIFILM America, Inc. ("Fuji America"). Fuji America is a Delaware corporation with its principal offices located at 555 Taxter Road, Elmsford, New York 10523. The telephone number of Fuji America is
(914) 789-8100. Fuji America is a wholly-owned subsidiary of Fuji Japan and the U.S. holding company for companies that are principally engaged in manufacturing and distribution of imaging and information products, conducting business in the following segments: Films and Imaging Systems, Digital Imaging Systems, Graphic Arts and Printing Systems, Medical Imaging and Diagnostic Systems, Recording Media, Office Imaging Information Systems, and Highly Functional Industrial Materials.

   Fuji Japan is a publicly-owned Japanese corporation with its principal offices located at 26-30 Nishiazabu 2-Chome, Tokyo, Japan 106-8620. The telephone number of Fuji Japan is 011-81-33406-2111. It is a manufacturer and distributor of, and is a holding company for companies that are principally engaged in manufacturing and distributing, imaging and information products, conducting businesses in the following segments: Films and Imaging Systems, Digital Imaging Systems, Graphic Arts and Printing Systems, Medical Imaging and Diagnostic Systems, Recording Media, Office Imaging Information Systems, and Highly Functional Industrial Materials. Fuji Japan, Fuji America, Fuji, Enovation and Purchaser are collectively referred to herein as the "Fuji Companies" and each individually as a "Fuji Company."

   The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Fuji Companies and certain other information are set forth in Schedule I hereto.

   To the best knowledge of the Fuji Companies, none of the persons listed in
Schedule I to this Offer to Purchase has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Except as described in this Offer to Purchase, (1) none of the Fuji Companies nor, to the best knowledge of the Fuji Companies, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority- owned subsidiary of the Fuji Companies or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of the Fuji Companies nor, to the best knowledge of the Fuji Companies, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Fuji Companies nor, to the best knowledge of the Fuji Companies, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of the Fuji Companies nor, to the best knowledge of the Fuji Companies, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Fuji Japan or any of its subsidiaries or, to the best knowledge of Fuji Japan, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Source and Amount of Funds

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $67.3 million, exclusive of existing indebtedness of the Company. The Offer and the Merger are not conditioned on obtaining financing. Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Fuji Japan, indirectly through one or more of its direct or indirect wholly-owned subsidiaries, to Enovation which, in turn, will contribute the proceeds of such capital contributions or loans to Purchaser. Fuji Japan plans to make these contributions or loans by using its and its subsidiaries' available cash and cash equivalents.

Background of the Offer

   For many years, the Company has served as a non-exclusive dealer of Fuji's Graphic Systems Division to market and sell Fuji's graphic arts and electronic imaging products. The Company serves as such a dealer pursuant to separate Dealer Agreements between Fuji and numerous branch offices of the Company, each of which is assigned a primary area of responsibility. The Dealer Agreements are generally terminable by the Company on 90 days prior notice and may be terminated by Fuji if, among other things, the particular branch office of the Company fails to achieve annual mutually agreed upon purchase targets for Fuji's products or specified percentages thereof for two successive calendar quarters. The Company is the Fuji Graphic Systems Division's largest dealer. For the years 1999 and 2000 and the six months ended June 30, 2001, Fuji's revenues from the Company under the Dealer Agreements totaled approximately $79,517,000, $87,711,000 and $42,667,000, respectively.

   In November 2000, Mr. James F. Mullan, Chief Executive Officer and President of the Company, discussed with representatives of Fuji the potential benefits of meeting to discuss industry conditions and the structure of the distribution channel for pre-press supplies and equipment within the printing and publishing industries in the United States. A meeting was then scheduled for December 11, 2000 at Fuji's headquarters in Elmsford, New York with Mr. Mullan and Mr. Robert
J. Gourley, the sole stockholder of RJG Holding Company, Inc. ("RJG"), the parent of Heartland Imaging Companies which is another large Fuji graphic arts dealer. In advance of the meeting, both the Company and RJG provided certain financial information to Fuji.

   At the December 11th meeting, Messrs. Mullan and Gourley met with Messrs. Stanley E. Freimuth, Executive Vice President and Chief Operating Officer of Fuji, Samuel C. Monroe, Jr., Director, Business Strategies and Daniel C. Maffeo, Vice President and General Manager, Graphic Systems Division to discuss conditions affecting the graphic arts industry generally and to explore potential options to respond to changes in the industry. At this meeting, Messrs. Mullan and Gourley asked if Fuji would consider investing in, or financing the possible combination of, the Company and RJG. Fuji indicated its willingness to consider such a transaction. At this meeting, a confidentiality agreement was signed by the parties and, thereafter, the parties exchanged non-public information.

   During the balance of 2000 and the first quarter of 2001, Fuji conducted preliminary financial analysis based on historical publicly available information and the non-public information provided by the Company and RJG and prepared internal financial projections regarding the proposed combination of the Company and RJG. On January 29, 2001, Mr. Mullan and William A. DeMarco, Vice President and Chief Financial Officer of the Company met with Mr. Gourley and Mr. Thomas Prater, RJG's Chief Financial Officer, and Messrs. Freimuth, Monroe and Maffeo in Elmsford, New York to discuss issues that could arise as a result of, and the potential operating and financial impact of, a possible transaction. During the period from late January through mid April 2001, Fuji from time to time requested, and the Company supplied, additional information and Messrs. Freimuth and/or Maffeo had several conversations with Mr. Mullan regarding the status of Fuji's deliberations.

   In early April 2001, senior officers of Fuji consulted with its outside legal advisor to discuss, among other things, the legal and regulatory framework and potential structures for the acquisition of the Company and RJG by Fuji, and on April 17, 2001, Fuji engaged Bear Stearns to serve as its financial advisor in connection with such transactions. Following these consultations, Messrs. Freimuth and Monroe advised Mr. Mullan that Fuji did not wish to make an investment in, or finance the combination of, the Company and RJG as previously discussed, but was considering making a proposal to acquire the Company, and that Fuji was continuing its internal financial analysis. Mr. Mullan was also advised that Fuji might seek to acquire RJG and Graphic Systems, Inc., which is another large Fuji graphic arts dealer, but that any proposal to acquire the Company would not be contingent on Fuji acquiring either of the other companies.

   On May 17, 2001, Messrs. Freimuth, Monroe and Maffeo informed Mr. Mullan by telephone that Fuji was interested in pursuing a transaction with the Company and was submitting a proposal to Fuji Japan for approval at the next meeting of its Board of Directors. Thereafter, Fuji continued to work with Bear Stearns, its financial advisor, and Stroock & Stroock & Lavan LLP, its outside legal advisor ("Stroock"), to complete its preliminary financial and legal analysis, and to develop a proposal for submission to Fuji Japan's Board of Directors.

   On June 8, 2001, Mr. Freimuth advised Mr. Mullan by telephone that Fuji Japan had given preliminary approval for Fuji to proceed with the acquisition of the Company in a transaction structured as a first-step cash tender offer followed by a second-step cash merger and recommended that the Company retain a financial advisor to assist in the negotiation of the purchase price. On June 26, 2001, Mr. Mullan informed Fuji that the Company had engaged Berwind Financial as its financial advisor. On June 26, 2001, representatives from Bear Stearns contacted Berwind Financial by telephone. Berwind Financial advised that it was meeting with the Company the following day to review discussions between the companies to date and the Company's business and thereafter would be ready to commence negotiations. Thereafter, Fuji instructed Stroock to prepare a draft of a merger agreement and related documents and commence legal due diligence and instructed its independent auditors to commence due diligence with respect to the Company's financial statements and accounting records and systems.

   On June 27, 2001, Mr. Freimuth met with Mr. Mullan in Edison, New Jersey to discuss tentatively Mr. Mullan's employment arrangements with Enovation, the subsidiary of Fuji formed to own the Company and the other acquired dealers, in the event a transaction with the Company was successfully negotiated and completed.

   On June 28, 2001, representatives of Bear Stearns and Berwind Financial began discussions by telephone of the terms of a potential transaction, during which Bear Stearns indicated that Fuji would be prepared to offer to acquire all of the outstanding Shares at a price of $9.00 per Share payable in cash, contingent upon satisfaction of financial and legal due diligence. On the morning of July 6, 2001, representatives from Bear

Stearns and Berwind Financial met in New York to discuss the proposal. During such discussions, Berwind Financial stated that $9.00 per Share was unacceptable and that the Company believed that a higher price was more appropriate given the Company's operating performance and market position. There was then a general discussion relating to the purchase price, after which Bear Stearns stated that they would discuss valuation with Fuji and would respond promptly. That afternoon, representatives from Bear Stearns and Fuji discussed the meeting with Berwind Financial held earlier that day. Following subsequent internal consultations at Fuji, Fuji instructed Bear Stearns to notify Berwind Financial that it was prepared to increase its proposal to $65 million, or approximately $10.00 per Share.

   On July 9, 2001, Berwind Financial responded to the proposal indicating that the Company would be willing to discuss a transaction valued at $71 million, or approximately $10.80 per Share. After further negotiations, the parties agreed in principle to a price of $69 million, or approximately $10.53 per Share (after taking into account the cost of cancellation of outstanding stock options), contingent upon satisfactory due diligence, the negotiation of a mutually acceptable definitive merger agreement and approvals by the respective Boards of Directors, and Fuji instructed legal counsel to negotiate definitive agreements with Stradley Ronon Stevens & Young LLP, special counsel for the Company. Thereafter, during July and early August 2001, Fuji's executives and its legal and accounting advisors conducted a due diligence review of the Company, and the companies' respective legal counsel negotiated successive drafts of the merger agreement.

   On August 9, 2001, representatives of Fuji met with Mr. Mullan to discuss Mr. Mullan's employment arrangements with Enovation and to address the provisions in the draft merger agreement relating to employee benefit matters. The principal terms of Mr. Mullan's employment agreement with Enovation were agreed to, subject to negotiation of a mutually acceptable definitive employment agreement, the negotiation of which continued until late August. Also in mid-August, Mr. Mullan and the Fuji representatives agreed that, subject to the consummation of the proposed transaction, the Company's employment agreements with Messrs. Mullan, Demarco, Donald James Purcell and Edward W. Padley should be canceled.

   On August 14, 2001, Fuji completed an internal review of the financial due diligence that had been conducted by its outside auditors and concluded that, among other things, there were questions regarding the Company's financial reserves for the Company's 74% owned joint venture, Canopy, LLC ("Canopy"), which had been formed in the second half of 2000 with Xeikon America, Inc., the owner of the remaining 26% interest in Canopy, to market and service Xeikon digital printing systems in the United States and Canada. Later that day, Mr. Maffeo spoke with Mr. Mullan and advised him of the results of Fuji's financial review and outlined a number of specific concerns. Mr. Mullan responded that Fuji's concerns regarding Canopy and other matters required further explanation and clarification.

   On August 15, 2001, senior Fuji executives participated in a conference telephone call with Mr. DeMarco to discuss further the concerns raised as a result of Fuji's due diligence review. Among the matters discussed by Mr. DeMarco was the basis for and adequacy of the Canopy inventory and receivables reserves and the potential costs associated with the proposals for unwinding Canopy which the Company and Xeikon were negotiating. Later in the day on August 15, Mr. Freimuth telephoned Mr. Mullan and informed him that prior to the conference call earlier that day with Mr. DeMarco, Fuji was planning to request a purchase price reduction of more than $10 million, but that, as a result of the clarifications and explanations provided by the Company on these issues, Fuji proposed that the purchase price be reduced by $3.64 million to $65.36 million for the equity of the Company, or $10.00 per Share. Mr. Mullan said he would consider this proposal.

   On August 17, 2001, at Mr. Mullan's suggestion, Bear Stearns discussed Fuji's August 15th price proposal with Berwind Financial. Thereafter, the proposal was considered by the Company Board at a meeting held on August 21, 2001 at which representatives of Berwind Financial and the Company's outside legal counsel participated. The Company Board concluded that the price reduction to $10.00 per Share would be acceptable, subject to satisfactory negotiation of several other issues in the most recent draft of the merger agreement, including the Minimum Condition, the amount of the Termination Fee payable by the Company in the event the Merger Agreement was terminated under certain circumstances as described herein under "The Merger Agreement - Fees and Expenses," the circumstances under which the Company would be obligated to reimburse Fuji for its out-of-pocket expenses and the maximum amount of such reimbursement and issues regarding certain of the Company's employee benefit plans.

   Thereafter, between August 21 and September 4, 2001, such issues were negotiated by Fuji and the Company and their respective legal counsel and successive drafts of the merger agreement were prepared and negotiated. After the close of the trading on the Nasdaq National Market on August 30, 2001, counsel for the Company and Fuji discussed the day's trading activity for the Company's common stock, including the significant increase in price and above average volume and concluded that the issuance of a press release by the Company regarding the negotiations with Fuji would be appropriate. On the morning of August 31, 2001, prior to the opening of trading, counsel for Fuji confirmed that the Board of Directors of Fuji Japan had approved the transaction, and the Company thereupon issued a press release announcing that it was engaged in negotiations to be acquired by Fuji in a transaction that would pay each of its shareholders $10.00 per Share in cash.

   On September 4, 2001, the Company Board met with its financial and legal advisors and reviewed the terms of the Merger Agreement, including the Offer and the Merger, and received the opinion of Berwind Financial to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view. At such meeting, the Company Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that the shareholders of the Company accept the Offer and approve and adopt the Merger Agreement and the consummation of the Merger, if shareholder approval is required by applicable law in order to consummate the Merger. Thereafter, the parties signed the Merger Agreement, Mr. Mullan signed his employment agreement with Enovation and Fuji and the Company issued a joint press release announcing the signing of the definitive Merger Agreement. On September 4, 2001, Fuji also announced the signing of definitive agreements to acquire RJG and Graphic Systems, Inc.

   On September 11, 2001, pursuant to the terms of the Merger Agreement, Purchaser commenced the Offer.

Purpose and Structure of the Offer and the Merger

   The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Fuji, Enovation and Purchaser intend to consummate the Merger as promptly as practicable.

   Depending upon the number of Shares purchased by Purchaser pursuant to the Offer or otherwise, the Company Board may be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with the PBCL. If shareholder approval is required, the Merger Agreement and the Merger must be adopted by a majority of all votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present. Pursuant to the Merger Agreement, Parent, Enovation and Purchaser have agreed to vote all Shares beneficially owned by them in favor of approval and adoption of the Merger Agreement and the Merger at any such shareholders' meeting.

   If the Minimum Condition is satisfied, the Merger may be consummated without a shareholder meeting and without the approval of the Company's shareholders.

   Under the PBCL, holders of Shares do not have dissenters rights in the Offer but will have dissenters rights in the Merger.

Plans for the Company

   Pursuant to the terms of the Merger Agreement, Fuji currently intends, promptly after consummation of the Offer, to exercise its right under the Merger Agreement to appoint a number of directors to the Company Board in proportion to its share ownership. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

   Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Fuji will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Fuji intends to seek additional information about the Company during this period.

   Fuji's principal reason for acquiring the Company, as well as RJG and Graphic Systems, Inc., is to maintain and improve Fuji's competitive position in the graphic products industry and strengthen the distribution channel for the graphic products industry by creating a new value-added and efficient national distribution system to provide a complete array of products from a wide range of manufacturers, with substantial inventory and full technical service and support all backed by a financially stable global company such as Fuji Japan. Fuji intends to continue to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Fuji Companies under the Exchange Act (the "Schedule TO"). The summary is qualified in its entirety by reference to the complete text of the Merger Agreement.

 The Offer

   The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in "The Offer--Conditions to the Offer." Pursuant to the Merger Agreement, Purchaser may waive any condition to the Offer or change any of the terms or conditions of the Offer, except that, without the prior written consent of the Company, Purchaser may not make any change in the Offer which decreases the price per Share or the number of Shares sought in the Offer, which, except as required by law, imposes conditions to the Offer in addition to those set forth in "The Offer--Conditions to the Offer," changes the conditions to the Offer in any material respect adverse to the Company or amends any other term of the Offer in a manner adverse to the holders of the Shares or which changes the form of consideration to be paid pursuant to the Offer.

   The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, Fuji shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board and (2) the percentage that the number of Shares beneficially owned by Fuji bears to the total number of Shares then outstanding. To this end, the Company will take all necessary action to cause Fuji's designees to be elected or appointed to the Company's Board. However, the Company shall use its best efforts to ensure that at least three members of the Company's Board who are directors as of the date of the Merger Agreement shall remain directors until the Effective Time.

   Following the election of Fuji's designees to the Company Board, any termination, amendment or waiver of the Merger Agreement by the Company will require the approval of a majority of the directors of the Company then in office who are not designees of Fuji, provided that if there shall be no such directors, such actions may be effected by a majority vote of the entire Board of Directors of the Company.

 The Merger

   The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger, Purchaser will be merged into the Company with the Company being the surviving corporation (the "Surviving Corporation"), unless Fuji elects to structure the Merger so that the Company shall be merged with and into Purchaser.

   If required by the PBCL, the Company will call and hold a meeting of its shareholders (the "Company Shareholder Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval and adoption of the Merger Agreement and the Merger. At any such meeting all Shares then owned by Fuji, Enovation or Purchaser or any subsidiary of Fuji will be voted in favor of approval and adoption of the Merger Agreement and the Merger.

   Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares held by the Company as treasury stock or Shares owned beneficially by Fuji, Enovation or Purchaser or any of Fuji's subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters rights under the PBCL) will be converted into the right to receive the Merger Consideration. Shareholders who perfect their dissenters rights under the PBCL will be entitled to the amounts determined pursuant to such proceedings. See "The Offer--Dissenters Rights."

 Stock Options

   Immediately prior to the Effective Time, other than with respect to certain persons subject to Section 16(b) of the Exchange Act, the Company will pay each holder of a then outstanding stock option to purchase Shares granted under any stock option or compensation plan or arrangement of the Company, whether or not then exercisable or vested, in cancellation or settlement thereof, for each Share subject to such option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price thereof.

 Representations and Warranties

   Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Fuji, Enovation and Purchaser, including representations relating to corporate existence and power; corporate authorizations; government authorizations; consents; capitalization; SEC filings; financial statements; absence of undisclosed material liabilities; absence of certain changes (including any material adverse effect on the Company); litigation; taxes; employee matters; financial advisors' fees; environmental matters; intellectual property; insurance; compliance with laws; contracts; transactions with affiliates; state takeover laws; rights plan; and other matters.

   Certain of the representations and warranties are qualified as to "materiality" or "material adverse effect." For these purposes, "material adverse effect" means a material adverse change in the business, operations, assets or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or Fuji and its subsidiaries, taken as a whole, as the case may be; provided, however, that (i) any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a material adverse effect, (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company or Fuji, as the case may be, currently competes which does not have a materially disproportionate effect on the Company or Fuji, as the case may be, shall not be taken into account in determining whether there has been a material adverse effect and (iii) any adverse effect that results from the announcement of the transactions contemplated by the Merger Agreement shall not be taken into account in determining whether there has been a material adverse effect.

   Pursuant to the Merger Agreement, Fuji, Enovation and Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; corporate authorizations; financing and other matters.

 Covenants

   The Merger Agreement contains various covenants of the parties thereto.

   Company Conduct of Business Covenants. Prior to the Effective Time and except as may be agreed in writing by Fuji or as expressly permitted by the Merger Agreement, the Company and its subsidiaries will conduct their business in the ordinary course consistent with past practices and shall use their best efforts to preserve intact their business organizations, present lines of business and relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time and to keep available the services of their present officers and employees, and the Company will not and will not permit its subsidiaries to, among other things:

   o pay dividends in excess of $0.0475 per share per quarter;

   o issue additional shares of capital stock or rights to acquire capital stock or amend the terms of any existing equity securities except for Shares that may be issued pursuant to the exercise of stock options;

   o amend its organizational documents;

   o make material acquisitions or dispositions or enter into any new material lines of business;

   o make changes in its capital structure;

   o incur additional indebtedness or make capital expenditures other than in the ordinary course of business consistent with past practice;

   o amend its employee benefit or compensation plans except as may be required by law;

   o enter into or amend certain material contracts; or

   o take any action that would cause a representation or warranty to be untrue in any respect.

   Shareholder Meeting. Unless the PBCL does not require a vote of shareholders, the Company will cause the Company Shareholder Meeting to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. In connection with such meeting, the Company will use its best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the Merger and otherwise comply with all legal requirements applicable to such meeting.

   No Solicitation. The Company will not directly or indirectly (1) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or (2) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, and the Company will not permit any of its Subsidiaries to take, and will prohibit the officers, directors, employees, advisors, representatives, agents and affiliates of the Company or any of its Subsidiaries from taking, any such action.

   However, the Merger Agreement does not prohibit the Company Board from:

   o furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a written, bona fide Acquisition Proposal that was not solicited after the date of the Merger Agreement if, and only to the extent that, (1) the Company Board, after consultation with independent legal counsel and after consultation with Berwind Financial or other nationally recognized investment banking firm, determines in good faith by majority vote that (a) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined below), and (b) there is a reasonable probability that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law and (2) prior to taking such action, the Company (a) provides prior notice to Fuji to the effect that it is taking such action and complies with the succeeding sentence and (b) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company shall promptly (and in any event within one business day, and prior to taking any of the foregoing actions) advise Fuji following the receipt by it of any Acquisition Proposal or any inquiry or request relating thereto and the substance thereof (including the identity of the person making such Acquisition Proposal, a description of all material terms thereof and a copy of any written proposal), and advise Fuji of any developments with respect to such Acquisition Proposal, inquiry or request promptly upon the occurrence thereof, including the Company's entering into discussions or negotiations with respect thereto. The Company Board shall not, in connection with any of the actions described above, take any action to cause any state takeover statute or other similar state law to become applicable to the Offer or the Merger or inapplicable to any Acquisition Proposal (until such time as this Agreement has been terminated in accordance the provisions described under "The Offer--The Merger Agreement--Termination"). The Company has agreed immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the

     Merger Agreement with any parties other than Fuji and its affiliates with respect to any of the foregoing;

   o failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation to its shareholders described under "Introduction" (which may include making any statement required by Rule 14e-2 under the Exchange Act) if there exists an Acquisition Proposal and the Company Board, after consultation with independent legal counsel and after consultation with Berwind Financial or other nationally recognized investment banking firm, determines in good faith by majority vote that (1) such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (2) there is a reasonable probability that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law; or

   o making a "stop-look-and-listen" communication with respect to an Acquisition Proposal, of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

   "Acquisition Proposal" means any of the following (other than the transaction among the Company, Fuji, Enovation and Purchaser contemplated by the Merger Agreement) involving the Company or any of its Subsidiaries: (1) any proposed merger, consolidation, share exchange, division, recapitalization, business combination or other similar transaction; (2) any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that comprise more than 15% (computed based on the fair market value of such assets as determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries, on a consolidated basis, in a single transaction or series of transactions other than a disposition by the Company of its equity ownership interest in Canopy, LLC; (3) any proposed tender offer, exchange offer or other equity investment for more than 15% of the outstanding shares of any class of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in connection therewith; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   Recommendations. Except as set forth below, the Company Board will not (1) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (2) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. However, if the Company Board, after consultation with independent legal counsel, determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company Board may approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only if:

   o the Company provides written notice to Fuji three business days prior to the time it intends to cause the Company to enter into such an agreement advising Fuji that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal,

   o at the end of such three business day period, the Company Board continues to believe that such Acquisition Proposal constitutes a Superior Proposal, including taking into account any adjustment to the terms and conditions of the transaction contemplated by the Merger Agreement proposed by Fuji in response to such Acquisition Proposal and

   o the Company terminates this Agreement in accordance with the requirements of paragraph (g) under "The Offer--The Merger Agreement--Termination" prior to taking any of the foregoing actions.

   A "Superior Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of the Merger Agreement which the Company Board determines in its good faith judgment (based on the advice of Berwind Financial or other investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (1) would, if consummated, result in a transaction that is more favorable to the Company's shareholders (in their capacity as shareholders), from a financial point of view, than the transaction contemplated by the Merger Agreement and (2) is reasonably capable of being completed; provided that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning described above except that each reference to 15% in the definition of "Acquisition Proposal" shall be deemed to be a reference to 80% and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company or, with respect to assets (including the shares of any subsidiary of the Company), the assets of the Company and its Subsidiaries taken as a whole (and not any of its Subsidiaries alone).

   Employee Benefits. Fuji will review the existing employee benefit plans of the Company and, in deciding whether to amend or terminate any plans, will consider the general welfare of the Company's employees; provided that Fuji and the Surviving Corporation shall each have the right, in its sole discretion, to amend or terminate any of the Company's plans in accordance with law.

   Fuji will, and will cause the Surviving Corporation to, take into account prior service rendered by employees of the Company prior to the Effective Time for vesting and eligibility purposes under all employee benefit plans of Fuji and the Surviving Corporation to the same extent as such service was taken into account under the corresponding plans of the Company for those purposes, provided that there shall be no duplication of any benefits. Employees of the Company will not be subject to any preexisting condition limitation under any health plan of Fuji or the Surviving Corporation for any condition for which they would have been entitled to coverage under the corresponding plan of the Company in which they participated prior to the Effective Time.

   In addition, Fuji will cause the Surviving Corporation to apply the lesser of
(i) all reserves and accruals for post-retirement medical benefits established by the Company on its books in the normal course as of the consummation of the Offer or (ii) the FASB liability for such benefits to provide post-retirement medical benefits to current retirees (and their eligible beneficiaries) receiving benefits and to current employees (and their eligible beneficiaries) eligible for future benefits upon such terms as the Surviving Corporation may determine. No employees of the Company hired after September 2, 1994 are eligible for these post-retirement medical benefits.

   Director and Officer Liability. After the Effective Time, Fuji will, and will cause the Surviving Corporation to, indemnify, to the fullest extent permitted by the PBCL and the Company's articles of incorporation and by-laws, the present and former officers and directors of the Company in respect of any losses, claims, damages, liabilities and expenses (including reasonable fees and expenses of legal counsel) arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement.

   For a period of not less than six years after the Effective Time, Fuji will cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company on the date of the Merger Agreement (provided that Fuji may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts, and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time to the extent that such liability insurance can be maintained annually at a cost to Fuji not greater than 150% of the current annual premium.

   Fuji shall reimburse all expenses, including reasonable attorney's fees, incurred by any person in successfully enforcing the obligations of Fuji and the Surviving Corporation under these provisions.

   Rights Agreement. The Board of Directors of the Company shall take all action to the extent necessary (including amending the Rights Agreement) in order to render the Rights inapplicable to the Merger, the Offer and the other transactions contemplated by the Merger Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Fuji, except in connection with a Superior Proposal which the Board of Directors of the Company approves and recommends as provided in "The Offer--The Merger Agreement--Recommendations" above, (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

   Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by the Merger

Agreement, including any such provision of the PBCL, the parties shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

   Reasonable Best Efforts. Each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, including using reasonable efforts, including pursuit of legal appeals with respect to any temporary restraining order, preliminary injunction or other similar judicial order, to have any judgment, decree, injunction or order lifted, released or reversed which is in effect and prohibits or makes illegal consummation of the transactions contemplated by the Merger Agreement.

 Conditions to the Merger

   The Merger Agreement provides that the obligations of Fuji, Enovation, Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required under the PBCL, the shareholders of the Company shall have approved and adopted the Merger Agreement by the requisite affirmative vote in accordance with applicable law;

     (b) no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated by the Merger Agreement;

     (c) (1) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (2) the Company, Fuji and Purchaser shall have timely filed with and obtained from each governmental entity any other filings, notices, approvals, waivers and consents necessary for the consummation of the Merger, the Offer and the transactions contemplated by the Merger Agreement, except for those the failure of which to make or obtain would not have a material adverse effect on the Company or Fuji; and

     (d) Purchaser shall have purchased Shares pursuant to the Offer sufficient to satisfy the Minimum Condition.

 Termination

   The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

     (a) by mutual written consent duly authorized by the Board of Directors of the Company and Fuji;

     (b) by either the Company or Fuji, if, without any material breach by such terminating party of its obligations under the Merger Agreement causing or resulting in such delay, the purchase of Shares pursuant to the Offer shall not have occurred on or before November 30, 2001; provided that Fuji may extend such date for 45 calendar days if Fuji is then actively negotiating with the Department of Justice or the Federal Trade Commission regarding satisfaction of the conditions set forth in paragraphs(s) (b) and/or (c)(i) under "The Offer--Conditions to the Offer" and certifies to the Company that, to its knowledge, all other conditions to the Offer are satisfied or capable of prompt satisfaction as of the date of such verification; but, provided, further, such certification shall be without prejudice to the requirement that such conditions remain satisfied;

     (c) by Fuji or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased; provided that Fuji may not terminate the Merger Agreement pursuant to this clause, if Fuji's termination of, or Purchaser's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer is in violation of the terms of the Offer or the Merger Agreement;

     (d) by Fuji or the Company, if any governmental entity of competent jurisdiction shall have (1) issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger or (2) failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions to the Merger set forth under "The Offer--Conditions to the Offer" and "The Offer--The Merger Agreement--Conditions to the Merger," and such denial of a request to issue such order, decree or ruling or to take such other action shall have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement shall have complied with its obligations under the Merger Agreement to use its reasonable best efforts to attempt to remove or lift, or to obtain, as applicable, such order, decree, ruling or other action;

     (e) by the Company, if the Offer has not been timely commenced, unless the failure to commence the Offer shall be due to the failure of the Company to perform in any material respect any of its obligations under the Merger Agreement then required to be performed;

     (f) by Fuji prior to consummation of the Offer, if the Company Board shall have (1) withdrawn, modified or changed its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Fuji, (2) approved or recommended any proposal other than by Fuji, Enovation or Purchaser in respect of an Acquisition Proposal, (3) (A) failed to include in the proxy statement the recommendation referred to in clause (1) or (B) materially breached its obligations under the Merger Agreement by reason of a failure to call the Company Shareholder Meeting in accordance with any of the provisions described under "The Offer--The Merger Agreement--The Merger," or (4) resolved to do any of the foregoing;

     (g) by the Company prior to consummation of the Offer, if (1) the Company Board shall have determined that an Acquisition Proposal constitutes a Superior Proposal and the Company shall have delivered to Fuji the notice in accordance with the requirements of, and shall have otherwise complied with the provisions described above under "The Offer--The Merger Agreement--Recommendations," (2) Fuji does not make, within three business days after receipt of the Company's written notice pursuant to clause (1) above, an offer that the Company Board shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the shareholders of the Company as such Superior Proposal, (3) the Company shall have delivered to Fuji a written notice of the determination by the Company Board to terminate the Merger Agreement pursuant to this clause (g), and (4) simultaneously with such termination, the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal and shall make payment of the full amount of the termination fee to Fuji required by, and confirms in writing its obligation to reimburse Fuji for its expenses in accordance with, the provisions described below under "The Offer--The Merger Agreement--Fees and Expenses; Termination Fee;" or

     (h) prior to the consummation of the Offer, by the Company or Fuji (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within ten business days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date on which the Offer expires.

   The party desiring to terminate the Merger Agreement shall give written notice of such termination to the other party.

 Fees and Expenses; Termination Fee

   Except as otherwise specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

   If (1) Fuji terminates this Agreement pursuant to paragraph (f) under "The Offer--The Merger Agreement--Termination," (2) the Company terminates this Agreement pursuant to paragraph (g) under "The

Offer--The Merger Agreement--Termination," or (3) (A) Fuji or the Company terminates this Agreement pursuant to paragraph (b) or paragraph (c) under "The Offer--The Merger Agreement--Termination" as a result of failure to meet the Minimum Condition or Fuji terminates this Agreement pursuant to paragraph (h) under "The Offer--The Merger Agreement--Termination," and (B) at any time prior to such termination an Acquisition Proposal shall have been publicly disclosed or publicly proposed, in the case of a termination pursuant to paragraph (c), or communicated to the Company, or its senior management, Board of Directors or stockholders in the case of a termination pursuant to paragraph (g) under "The Offer--The Merger Agreement--Termination," and (C) within 12 months after such termination the Company or any of its Subsidiaries enters into an agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal or a Superior Proposal (whether or not such Superior Proposal was publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then in each case the Company will pay to Fuji, simultaneously with the earlier of entry into any agreement for or the consummation of such transaction in the case of clause (3) above, a fee, in cash of $3,000,000 (a "Termination Fee"); provided that the Company in no event shall be obligated to pay more than one such fee with respect to all such terminations and transactions.

   If (a) Fuji shall become entitled to receive the Termination Fee provided for above by reason of the occurrence of any of the events described in clauses (1),
(2) or (3) thereof, the Company shall also reimburse Fuji for all documented expenses, not to exceed $2,000,000, incurred by or on behalf of Fuji in connection with the transactions contemplated by the Merger Agreement.

 Amendment

   At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing if such amendment or supplement is approved by the respective boards of directors of the Company and Purchaser; provided, however, that following any approval by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which (i) by law or in accordance with the rules of any relevant stock exchange or NASDAQ requires further approval by such shareholders without such further approval or (ii) is not permitted under applicable law. Subject to applicable law, any provision of the Merger Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Dissenters Rights

   If the Merger is consummated, shareholders of the Company may have the right to dissent from the Merger and to obtain payment of the fair value of their Shares under the PBCL. Under the PBCL, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash plus interest. "Fair value," as used in the PBCL, means the fair value of Shares immediately before the Effective Time of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

Confidentiality Agreement

   Pursuant to the Confidentiality Agreement dated as of December 11, 2000, Fuji, Heartland and the Company agreed to furnish each other, and to keep confidential, certain information concerning their respective businesses and future business relationship. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.


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
Employment Agreement

   On September 4, 2001, Enovation entered into an employment agreement with James F. Mullan to serve as President of Enovation through March 31, 2004, with possible earlier termination as provided therein. The employment relationship established by the employment agreement shall become effective only upon the purchase and payment for Shares by Purchaser pursuant to the Offer. The Employment Agreement provides for (1) a base salary of $275,000 through March 31, 2002 and increasing on April 1, 2002 and 2003 to $285,000 and $295,000,
respectively; (2) an annual incentive bonus equal to the pro-rated portion of $175,000 for the fiscal year ending March 31, 2002 and which, thereafter, shall be variable based upon performance criteria to be established in the future, but ranging from a guaranteed minimum bonus of $95,000 to $190,000 for the fiscal year ending March 31, 2003 and not to exceed $205,000 for the fiscal year ending March 31, 2004; and (3) a one-time special bonus after the expiration of the employment term based upon performance criteria for the fiscal year ending March 31, 2004 to be established in good faith by Mr. Mullan and the Enovation Board of Directors prior to March 31, 2002. In the event that Mr. Mullan is terminated by Enovation without cause, Mr. Mullan will be entitled to severance equal to any remaining base salary through March 31, 2004 payable in accordance with customary payroll practices, any guaranteed and earned bonus as provided in clause (2) above and benefits accrued under any benefit plan in which Mr. Mullan was a participant on the date of termination. The Employment Agreement also provides that Mr. Mullan will not disclose confidential information of Enovation or any of its subsidiaries and affiliates and will not compete with, injure or disparage or solicit any employees of, Enovation or any of its subsidiaries and affiliates for a period of two years following the period of employment (which shall include the period, if any, that Enovation is required to make severance payments to Mr. Mullan).

Conditions to the Offer

   The Merger Agreement provides that notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and subject to the provisions of the Merger Agreement, may amend or terminate the Offer, if:

   (a) the Minimum Condition has not been satisfied prior to the time the Offer will otherwise expire;

   (b) any waiting periods under the HSR Act applicable to the purchase of Shares in the Offer and the Merger shall not have expired or been terminated prior to the expiration of the Offer; or

   (c) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions shall have occurred and be continuing:

          (i) there shall be threatened by any governmental agency, or instituted or pending any action or proceeding before any court or governmental entity, domestic or foreign, (A) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation by Purchaser of the Merger, (B) seeking to restrain or prohibit Fuji's or the Company's ownership or operation (or that of their respective subsidiaries, the Company's subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Fuji and its subsidiaries, taken as a whole, (C) seeking to compel Fuji or the Company to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, Fuji or any of Fuji's affiliates, (D) seeking to prohibit or to impose material limitations on the ability of Fuji or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Fuji or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders), or seeking to prohibit Fuji or any of its subsidiaries from effectively controlling in any material respect the business and operations of the Company and the Company's subsidiaries, taken as a whole, (E) seeking to require divestiture by Fuji or any of its subsidiaries or affiliates of any Shares or seeking to obtain from the Company, Fuji, Enovation or Purchaser by reason of any of the transactions contemplated by the Offer or the Merger Agreement any damages that are material to the Company and its subsidiaries, taken as a whole, or Fuji and its subsidiaries, taken as a whole, or (F) that otherwise, in the reasonable judgment of Fuji, is likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or Fuji and its subsidiaries, taken as a whole; or

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, interpretation, judgment, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to Fuji or any of its subsidiaries or to the Company or any of its subsidiaries or the Offer or the Merger, by any court, governmental entity, domestic or foreign, other than the application of the waiting period provision of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Fuji, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (c)(i) above; or

         (iii) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement (disregarding all qualifications as to materiality or material adverse effect) shall not be true and correct when made or at any time prior to consummation of the Offer as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company;

          (iv) The Rights shall have become exercisable; or

          (v) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

which, in the reasonable judgment of Fuji in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Fuji, Enovation and Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser or any affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Certain Legal Matters; Regulatory Approvals

   General. Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this section, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Fuji as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "The Offer--Certain Legal Matters; Regulatory Approvals--State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (except as described below), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See "The Offer--Conditions to the Offer."

   State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or
(2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company's Board has approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's securityholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC's office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

   Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of Chapter 25, is not intended to be complete or to address further potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the PBCL. The Company is a registered corporation.

   In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder," by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (1) approved by a majority of disinterested directors, (2) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (3) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the PBCL. The Company has opted out of
Section 2538(a) in its Restated Articles of Incorporation and has represented to Fuji, Enovation and Purchaser that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the Merger.

   Subchapter 25E of the PBCL provides that, in the event that a person (or a group of related persons, or any other person or group of related persons) acquires securities representing at least 20% of the voting power of a registered corporation (a "Control Transaction"), securityholders of the corporation would have the right to demand "fair value" of such securityholders' securities and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the corporation, that may not be reflected in such price. The Company has opted out of Subchapter 25E in its Restated Articles of Incorporation and has represented to Fuji, Enovation and Purchaser that Subchapter 25E is not applicable to the transactions contemplated by the Merger Agreement.

   Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. An "interested shareholder" includes a shareholder who is the beneficial owner of 20% of the shares entitled to vote in an election of directors. At the time of the Merger, Purchaser will be an "interested shareholder" within the meaning of this Subchapter, because of its acquisition of Shares in the tender offer. Subchapter 25F provides an exception for a "business combination" approved by the board of directors prior to the interested shareholder's share acquisition date, or where the purchase of the shares by the interested shareholder on the share acquisition date has been approved by the board of directors prior to the interested shareholder's share acquisition date. The Company has opted out of Subchapter 25F in its Restated Articles of Incorporation and represented to Fuji, Enovation and Purchaser that Subchapter 25F is not applicable to the transactions contemplated by the Merger Agreement. In addition, on September 4, 2001, the Company's Board approved the Merger as well as the acquisition of shares in the Offer as contemplated by this Subchapter.

   Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in its Restated Articles of Incorporation and has represented to Fuji, Enovation and Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement.

   Subchapter 25H of the PBCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in its Restated Articles of Incorporation and has represented to Fuji, Enovation and Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement.

   Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within two years after voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders ("Control-Share Approval") or, in the event the termination was accomplished pursuant to an agreement, arrangement or understanding with the acquiring person, within 90 days prior to Control-Share Approval. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Subchapters 25I and 25J apply only in the event of a "control share acquisition" to which Subchapter 25G applies. Since the Company has opted out of Subchapter 25G, there can be no "control share acquisition" to which Subchapter 25G applies, and the Company has represented to Fuji, Enovation and Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement.

   Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

   Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the PBCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Conditions to the Offer."

   United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Purchaser has filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on September 7, 2001. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on September 24, 2001. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Fuji or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer-- Conditions to the Offer" and "The Offer--The Merger Agreement."

Fees and Expenses

   Bear Stearns is acting as the Dealer Manager in connection with the Offer and is acting also as financial advisor to Fuji in connection with Fuji's proposed acquisition of the Company. Bear Stearns will receive reasonable and customary compensation for its services relating to the Offer and to be reimbursed for certain out-of- pocket expenses. Fuji, Enovation and Purchaser will indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Fuji, Enovation and Purchaser have retained D. F. King & Co., Inc. to be the Information Agent and American Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither of Fuji nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of Fuji, Enovation or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Fuji Companies have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under "Certain Information about the Company" and "Certain Information about the Fuji Companies."

                                   FPF ACQUISITION CORP.

September 11, 2001

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

   1. Directors and Executive Officers of Fuji Photo Film U.S.A., Inc. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Fuji Photo Film U.S.A., Inc. and certain other information are set forth below. None of the directors and officers of Fuji Photo Film, U.S.A., Inc. listed below has, during the past five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States, unless otherwise indicated. Directors are identified by an asterisk.

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Yasuo Tanaka(1)*                 President and Director of Fuji Photo Film U.S.A., Inc.         1998 to date
555 Taxter Road                  Executive Vice President and Director of Fuji Photo Film       1996 to 1998
Elmsford, New York 10523           U.S.A., Inc.
                                 Executive Vice President and Director of Fuji Photo Film
                                   Co., Ltd.
                                 President and Director of FUJIFILM America, Inc.
                                 President and Director of Enovation Graphic Systems, Inc.
                                 President and Director of FPF Acquisition Corp.

Stanley E. Freimuth*             Executive Vice President, Chief Operating Officer and          2000 to date
555 Taxter Road                    Director of Fuji Photo Film U.S.A., Inc.
Elmsford, New York 10523         President, Graphic Systems Division of Fuji Photo Film         1996 to date
                                   U.S.A., Inc.

Jonathan E. File                 Vice President, General Counsel and Secretary of Fuji Photo    1996 to date
555 Taxter Road                    Film U.S.A., Inc.
Elmsford, New York 10523         Secretary of FUJIFILM America, Inc.
                                 Secretary of Enovation Graphic Systems, Inc.
                                 Secretary of FPF Acquisition Corp.

Noboru Tanaka(1)                 Treasurer of Fuji Photo Film U.S.A., Inc.                      1996 to date
555 Taxter Road                  Treasurer of FUJIFILM America, Inc.
Elmsford, New York 10523         Treasurer of Enovation Graphic Systems, Inc.
                                 Treasurer of FPF Acquisition Corp.

Hideyuki Hayashi(1)*             Chief Executive Officer, President and Director of Fujicolor   2000 to date
555 Taxter Road                    Processing, Inc.
Elmsford, New York 10523         Chief Executive Officer and Director of Fujicolor Processing,  1998 to date
                                   Inc.
                                 Treasurer and Director of Fujicolor Processing, Inc.           1996 to 1998
                                 Director of Fujicolor Processing, Inc.                         1996 to date
                                 Director of Fuji Photo Film U.S.A., Inc.

Minoru Ohnishi(1)*               Representative Director, Chairman and Chief Executive Officer  1996 to date
26-30, Nishiazabu 2-Chome          of Fuji Photo Film Co., Ltd.
Minato-Ku, Tokyo 106-8620        Director of FUJIFILM America, Inc.
Japan                            Director of Fuji Photo Film U.S.A., Inc.

F. Herbert Prem, Jr.*            Retired Partner, Whitman Breed Abbott & Morgan                 1996 to 1999
325 E. 72nd Street, Apt. 15D     Director of Fuji Photo Film U.S.A., Inc.
New York, New York 10021

---------------
(1) Citizen of Japan

   2. Directors and Executive Officers of Enovation Graphic Systems, Inc. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Enovation and certain other information are set forth below. None of the directors and officers of Enovation Graphic Systems, Inc. listed below has, during the past five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States, unless otherwise indicated. Directors are identified by an asterisk.

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Yasuo Tanaka(1)*                 President and Director of Fuji Photo Film U.S.A., Inc.         1998 to date
555 Taxter Road                  Executive Vice President and Director of Fuji Photo Film       1996 to 1998
Elmsford, New York 10523           U.S.A., Inc.
                                 Executive Vice President and Director of Fuji Photo Film Co.,
                                   Ltd.
                                 President and Director of FUJIFILM America, Inc.
                                 President and Director of Enovation Graphic Systems, Inc.
                                 President and Director of FPF Acquisition Corp.

Jonathan E. File                 Vice President, General Counsel and Secretary of Fuji Photo    1996 to date
555 Taxter Road                   Film U.S.A., Inc.
Elmsford, New York 10523         Secretary of FUJIFILM America, Inc.
                                 Secretary of Enovation Graphic Systems, Inc.
                                 Secretary of FPF Acquisition Corp.

Noboru Tanaka(1)                 Treasurer of Fuji Photo Film U.S.A., Inc.                      1996 to date
555 Taxter Road                  Treasurer of FUJIFILM America, Inc.
Elmsford, New York 10523         Treasurer of Enovation Graphic Systems, Inc.
                                 Treasurer of FPF Acquisition Corp.

---------------
(1) Citizen of Japan.

   3. Directors and Executive Officers of FPF Acquisition Corp. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of FPF Acquisition Corp. and certain other information are set forth below. None of the directors and officers of FPF Acquisition Corp. listed below has, during the past five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States, unless otherwise indicated. Directors are identified by an asterisk.

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Yasuo Tanaka(1)*                 President and Director of Fuji Photo Film U.S.A., Inc.         1998 to date
555 Taxter Road                  Executive Vice President and Director of Fuji Photo Film       1996 to 1998
Elmsford, New York 10523           U.S.A., Inc.
                                 Executive Vice President and Director of Fuji Photo Film
                                   Co., Ltd.
                                 President and Director of FUJIFILM America, Inc.
                                 President and Director of Enovation Graphic Systems, Inc.
                                 President and Director of FPF Acquisition Corp.

Jonathan E. File                 Vice President, General Counsel and Secretary of Fuji Photo    1996 to date
555 Taxter Road                    Film U.S.A., Inc.
Elmsford, New York 10523         Secretary of FUJIFILM America, Inc.
                                 Secretary of Enovation Graphic Systems, Inc.
                                 Secretary of FPF Acquisition Corp.

Noboru Tanaka(1)                 Treasurer of Fuji Photo Film U.S.A., Inc.                      1996 to date
555 Taxter Road                  Treasurer of FUJIFILM America, Inc.
Elmsford, New York 10523         Treasurer of Enovation Graphic Systems, Inc.
                                 Treasurer of FPF Acquisition Corp.

---------------
(1) Citizen of Japan.

   4. Directors and Executive Officers of FUJIFILM America, Inc. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of FUJIFILM America, Inc. and certain other information are set forth below. None of the directors and officers of FUJIFILM America, Inc. listed below has, during the past five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States, unless otherwise indicated. Directors are identified by an asterisk.

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Yasuo Tanaka(1)*                 President and Director of Fuji Photo Film U.S.A., Inc.         1998 to date
555 Taxter Road                  Executive Vice President and Director of Fuji Photo Film       1996 to 1998
Elmsford, New York 10523           U.S.A., Inc.
                                 Executive Vice President and Director of Fuji Photo Film
                                   Co., Ltd.
                                 President and Director of FUJIFILM America, Inc.
                                 President and Director of Enovation Graphic Systems, Inc.
                                 President and Director of FPF Acquisition Corp.

Jonathan E. File                 Vice President, General Counsel and Secretary of Fuji Photo    1996 to date
555 Taxter Road                    Film U.S.A., Inc.
Elmsford, New York 10523         Secretary of FUJIFILM America, Inc.
                                 Secretary of Enovation Graphic Systems, Inc.
                                 Secretary of FPF Acquisition Corp.

Noboru Tanaka(1)                 Treasurer of Fuji Photo Film U.S.A., Inc.                      1996 to date
555 Taxter Road                  Treasurer of FUJIFILM America, Inc.
Elmsford, New York 10523         Treasurer of Enovation Graphic Systems, Inc.
                                 Treasurer of FPF Acquisition Corp.

Minoru Ohnishi(1)*               Representative Director, Chairman and Chief Executive Officer  1996 to date
26-30, Nishiazabu 2-Chome          of Fuji Photo Film Co., Ltd.
Minato-Ku, Tokyo 106-8620        Director of FUJIFILM America, Inc.
Japan                            Director of Fuji Photo Film U.S.A., Inc.

---------------
(1) Citizen of Japan.

   5. Directors and Executive Officers of Fuji Photo Film Co., Ltd. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Fuji Photo Film Co., Ltd. and certain other information are set forth below. None of the directors and officers of Fuji Photo Film Co., Ltd. listed below has, during the past five years, (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of Japan.

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Minoru Ohnishi                   Representative Director, Chairman and Chief Executive Officer  1996 to date
26-30, Nishiazabu 2-Chome          of Fuji Photo Film Co., Ltd.
Minato-Ku, Tokyo 106-8620        Director of FUJIFILM America, Inc.
Japan                            Director of Fuji Photo Film U.S.A., Inc.

Masayuki Muneyuki                Representative Director, Vice Chairman of Fuji Photo           2000 to date
26-30, Nishiazabu 2-Chome          Film Co., Ltd.
Minato-Ku, Tokyo 106-8620        Representative Director, President of Fuji Photo Film Co.,     1996 to 2000
Japan                              Ltd.

Shigetaka Komori                 Representative Director, President of Fuji Photo Film Co.,     2000 to date
26-30, Nishiazabu 2-Chome         Ltd.
Minato-Ku, Tokyo 106-8620        Managing Director of Fuji Photo Film Co., Ltd.                 1999 to 2000
Japan                            Director of Fuji Photo Film Co., Ltd.                          1995 to 1999

Yasushi Oishi                    Representative Director of Fuji Photo Film Co., Ltd.           2000 to date
26-30, Nishiazabu 2-Chome        Representative Senior Managing Director of Fuji Photo          1998 to 2000
Minato-Ku, Tokyo 106-8620          Film Co., Ltd.
Japan                            Managing Director of Fuji Photo Film Co., Ltd.                 1995 to 1998

Mitsutaka Sofue                  Director, Executive Vice President of Fuji Photo Film          2000 to date
26-30, Nishiazabu 2-Chome         Co., Ltd.
Minato-Ku, Tokyo 106-8620        Managing Director of Fuji Photo Film Co., Ltd.                 1998 to 2000
Japan                            Director of Fuji Photo Film Co., Ltd.                          1993 to 1998

Tasuku Imai                      Director, Executive Vice President of Fuji Photo Film          2000 to date
26-30, Nishiazabu 2-Chome         Co., Ltd.
Minato-Ku, Tokyo 106-8620        Managing Director of Fuji Photo Film Co., Ltd.                 1999 to 2000
Japan                            Director of Fuji Photo Film Co., Ltd.                          1995 to 1999

Yasuo Tanaka                     President and Director of Fuji Photo Film U.S.A., Inc.         1998 to date
555 Taxter Road                  Executive Vice President and Director of Fuji Photo            1996 to 1998
Elmsford, New York 10523           Film U.S.A., Inc.
                                 Executive Vice President and Director of Fuji Photo Film
                                   Co., Ltd.
                                 President and Director of FUJIFILM America, Inc.
                                 President and Director of Enovation Graphic Systems, Inc.
                                 President and Director of FPF Acquisition Corp.

Nobuo Wakuya                     Director, Senior Vice President of Fuji Photo Film Co., Ltd.   2000 to date
26-30, Nishiazabu 2-Chome        Director of Fuji Photo Film Co., Ltd.                          1996 to 2000
Minato-Ku, Tokyo 106-8620
Japan

                                        Current Principal Occupation or Employment and                Period Served in
   Name and Business Address                     Five-Year Employment History                          Such Office(s)
-------------------------------  ------------------------------------------------------------- ------------------------------
Kotaro Aso                       Director, Senior Vice President of Fuji Photo Film Co., Ltd.   2000 to date
26-30, Nishiazabu 2-Chome        Director of Fuji Photo Film Co., Ltd.                          1998 to 2000
Minato-Ku, Tokyo 106-8620        Associate Director of Fuji Photo Film Co., Ltd.                1995 to 1998
Japan

Nobuyuki Hayashi                 Director, Senior Vice President of Fuji Photo Film Co., Ltd.   2000 to date
26-30, Nishiazabu 2-Chome        President of Fuji Photo Film B.V.                              2000 to date
Minato-Ku, Tokyo 106-8620        Director of Fuji Photo Film Co., Ltd.                          1998 to 2000
Japan                            Managing Director of Fuji Photo Film B.V.                      1998 to 2000
                                 Associate Director of Fuji Photo Film Co., Ltd.                1995 to 1998

Jun Hayashi                      Senior Vice President of Fuji Photo Film Co., Ltd.             2000 to date
26-30, Nishiazabu 2-Chome        Director of Fuji Photo Film Co., Ltd.                          1996 to 2000
Minato-Ku, Tokyo 106-8620
Japan

Takashi Matsushima               Senior Vice President of Fuji Photo Film Co., Ltd.             2000 to date
26-30, Nishiazabu 2-Chome        Executive of Fuji Photo Film Co., Ltd.                         1998 to 2000
Minato-Ku, Tokyo 106-8620        Director of Fuji Photo Film Co., Ltd.                          1996 to 1998
Japan

Akikazu Mikawa                   Senior Vice President of Fuji Photo Film Co., Ltd.             2000 to date
26-30, Nishiazabu 2-Chome        Executive of Fuji Photo Film Co., Ltd.                         1998 to 2000
Minato-Ku, Tokyo 106-8620        Associate Director of Fuji Photo Film Co., Ltd.                1995 to 1998
Japan

   Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

         By Mail:                   By Overnight Courier:                   By Hand:
     59 Maiden Lane                    59 Maiden Lane                    59 Maiden Lane
 New York, New York 10038         New York, New York 10038          New York, New York 10038
Attn: Exchange Department        Attn: Exchange Department          Attn: Exchange Department


                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (718) 234-5001


                         Confirm Facsimile by Telephone:
                                 (718) 921-8200


   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                            The Information Agent is:

                             D. F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                          (212) 269-5550 (Call Collect)
                                       or
                         Call Toll Free: (800) 207-3158



                             The Dealer Manager is:

                            Bear, Stearns & Co. Inc.
                                 245 Park Avenue
                            New York, New York 10167
                         Call Toll Free: (877) 652-6039